Exhibit 10.6

2010 Short-Term Incentive Plan Policy

Policy:	2010 Short-Term Incentive Plan Policy

Policy Accountability:	Human Resources- Compensation	Approved: VP—Human Resources

Administrative Accountability:	Human Resources- Compensation	Date: 10/23/09

PURPOSE:

Radiant Systems believes that incentive programs that incent and recognize achievement of critical short-term objectives promote the success of the organization, increase shareholder value, and promote the attraction and retention of critical talent.

OBJECTIVES & PRINCIPLES:

The objectives of the STI Plan are aligned with overall company compensation program objectives:

•	Provide total potential compensation equal to or greater than market for the role

•	Incent healthy cross-functional behavior and reward results that are aligned with company business objectives and our shareholders

•	Keep the plan simple

Some key principles of our STI plan include:

•	Self funding – STI payout is funded via financial metrics (team profitability), based on the 12-month financial plan.

•	Annual payout except for sales-oriented roles. With base salary ranges at market, STI reinforces the pay-for-performance culture.

•	Payout triggered on financial milestones aligned with Budget and Target. Partial payout of STI occurs at Budget with linear payout of remaining STI up to Target.

•	ROI to shareholders – our STI plans reflect a philosophy to provide an acceptable return to shareholders before rewarding management or employees for delivering results.

DEFINITIONS:

Operating Income – Operating Income per published financial reports, excluding amortization and stock based compensation expense.

Contribution Margin – A measure used for industry groups which shows the revenue generated by the industry minus the expenses associated with the industry. This is also published in financial reports.

Budget – Minimum performance level where a partial payout of STI occurs. Budget assumes moderate revenue and profit growth year over year and will vary from Industry Group to Industry Group based on growth assumptions in each Industry’s financial plan.

Target – A higher performance level where full payout of STI occurs.

ELIGIBILITY:

All leadership employees (Director and above) are eligible for a short-term incentive plan.

PLAN DESIGN:

Profitability Goals – A minimum of 50% of each employee’s plan will be tied to the achievement of a profitability goal, such as operating income or contribution margin. In addition to determining part of the payout, this goal will also govern whether any non-profit goals are eligible for a payout. For 2010, 20% of the STI payout for Industry employees will be based on the achievement of the annual company Operating Income Budget. Corporate and Central Services employees continue to have company operating income as their primary financial metric.

Non-Profitability Goals – Some plans have either non-profit related financial goals or non-financial goals. When these types of goals are used, they must be clearly defined, and measurable. These goals are also subject to the profitability goal mentioned above in determining whether they are eligible for payout if met. If the profitability goal is not achieved, then non-profitability goals are not paid out even if they are achieved. This is necessary in order to assure that STI plans are self-funded, and to deliver an acceptable return to our shareholders.

International Goals – Employees in North America who have a role in supporting the International Business Unit will have a portion of their STI based on the International Solutions GP. For Industry Presidents the portion of STI tied to International GP will be 15%. For Vice Presidents and Directors, the portion will be between 10 – 20%. The Industry President and the International BU Industry President will agree on the employees who should have an international component, and on the percentage to be tied to this component. The COO will approve this list. If the company achieves its Operating Income Budget, and the Industry achieves its CM Budget, a full payout will be made even if the split between the Americas and International is not achieved.

Payout Calculations – Most plans have two levels of performance for each financial goal – Budget and Target. Typically, 50% of an employee’s bonus is paid out based on the achievement of Budget, which corresponds with the company’s financial plan. The remaining 50% is paid linearly between Budget and Target. For Industry employees, 20% of Budget level payout will be tied to company results, and 30% will be tied to Industry results. The payout between Budget and Target is governed by Industry results.

EXAMPLE: Assume that the employee’s annual STI Target is $20,000. The employee has two objectives: Company Operating Income Budget, and Industry CM. Budget Operating Income = $40 million, Budget CM = $20 million, Target CM = $21 million, Actual Operating Income = $41 million, and Actual CM = $20.6 million. The bonus would be calculated as follows:

•	20% of annual STI, or $4,000, is earned since Operating Income Budget was achieved.
•	30% of annual STI, or $6,000, is earned since Industry CM Budget was achieved.
•

The remaining 50% is earned ratably between Budget and Target CM. 1% of each dollar between Budget and Target is earned as STI ($10,000 STI divided by $1,000,000 difference between Budget and Target = 1%). Therefore, $6,000 would be earned (1% x $600,000 difference between Actual and Budget = $6,000).

•	Total STI earned = $16,000 ($4,000 + $6,000 + $6,000).

Payout Considerations – Quarterly financial statements will be evaluated to ensure that any decisions driven outside the industry that result in the team not making budget are handled fairly. Based on this review, industry level financials may be modified or discretionary payments provided to ensure individuals are not penalized for corporate decisions around total company financials.

Currency Conversions – For bonus payouts affected by financial results in international currencies, bonus calculations are based on the results at the budgeted FX rate, which is calculated each quarter and posted in the management books.

Cross Industry Sales – At times, one industry will have the opportunity to sell the products of another industry. Due to accounting system limitations, the industry that sells the product receives all of the revenue for the sale. However, in the event that a sale is material and may impact STI payout, at the discretion of the COO, the industry who owns the product may also receive credit for some or all of the revenue generated.

Quarterly Plans – Employees with responsibility for generating revenues may have a portion of their plan paid on a quarterly plan. This portion will be defined in the individual plan document. Typically, quarterly plans are paid based on the achievement of the cumulative quarterly Budget, and possibly Target. Failure to achieve the cumulative quarterly number results in no payout for the quarter. However, if at the end of the year, the annual number has been achieved, 50% of the payout associated with the missed goal will be paid as a make-up. For example, assume that an employee’s quarterly potential is $5,000. $2,500 is paid out based on Budget, and $2,500 is paid out between Budget and Target. If one quarter’s payout is missed, because Budget was not achieved, but the annual Budget was achieved, 50% of the missed Budget level quarterly Budget level payout would be paid. In this example, this would be $1,250 ($2,500 x 50%). Any missed quarterly payout associated with performance between Budget and Target is paid out only if the annual Target is achieved.

Upside – The Industry President receives a 5% pool for every dollar achieved above Target to be shared at his discretion with the leadership employees in the Industry. The distribution of the discretionary payouts are reviewed and approved by the COO and the CEO.

TIMING OF PAYOUTS:

STI is calculated and processed after year-end earnings are released and internal financial reports are published, approximately eight weeks after year-end. Approvals are required from BU leadership, EVP-HR, CFO, COO (for Industry groups) and CEO. Projected timing of Q4 earnings release is mid- to late February, and projected timing for annual STI payout is mid-March.

Employees who have responsibility for generating revenue may have a portion of their plan paid out on a quarterly basis. The planned schedule for quarterly payouts is as follows:

	Q1	Q2	Q3	Q4
earnings release	Late April	Late July	Late Oct	Late Feb
in paychecks-U.S.	Late May	Late Aug	Late Nov	Mid Mar
in paychecks-Geelong & Prague	Late May	Late Aug	Late Nov	Late Mar

•	Once approved, STI will be submitted to Payroll for processing. All STI will be paid out net of applicable taxes.

•	If you have questions about this STI plan or a specific STI calculation, please contact your manager. S/he will involve others from Accounting, BU leadership, and HR as appropriate.

OTHER RULES:

In addition to the above, the following rules also govern this plan:

•	The individual must be employed at year-end to earn STI for that year. If an individual’s employment is terminated, all future STI is forfeited.
•	Transfers must be in the new group for a full quarter to be eligible for pro-rata payout in the new group. Therefore, payouts for transfers will be calculated as follows:
¡	Q1 transfer — 1 quarter in old group, 3 quarters in new group
¡	Q2 transfer — 2 quarters in old group, 2 quarters in new group
¡	Q3 transfer — 3 quarters in old group, 1 quarter in new group
¡	Q4 transfer — 4 quarters in old group, next year in new group
¡	Annual payouts are based on annual results, prorated according to the above schedule.
•	If the individual is on a reduced work load, part-time schedule, or on leave of absence, the STI calculation will be adjusted based on base wages earned that year per Payroll.
•	Accounting owns the calculation and approval process. HR owns plan documentation. BU leadership owns communication.

EXCEPTIONS:

Although it is the intention of the company for most STI plans to conform to the above design, at times exceptions to this design may be warranted due to the employee’s role. Any exceptions to the STI plan design described above must be approved in advance by the CEO or the COO (in the case of the Industry groups), Division President or Business Unit head and EVP-HR.

ADMINISTRATIVE PROCESS:

1)	In Q4 and Q1, the Compensation team works with business unit management to determine plans for each employee.
2)	In Q4 or Q1, the specific numbers for each goal are finalized.
3)	Compensation provides business unit management with documentation of the STI plan.
4)	Business unit management reviews plan for accuracy, and if accurate, distributes to the employee.
5)	The employee signs the plan, and returns it to Compensation.
6)	The Compensation team also provides Finance with copies of plans for their groups, so Finance can accurately calculate the accruals and payouts.
7)	Each quarter, Finance calculates accruals and payouts, and forwards this information to the Industry President or Business Unit head for approval.
8)	Once approved, Finance forwards the spreadsheet to the EVP-HR, and the VP-Controller.
9)	EVP-HR reviews the payouts and approves for payment.
10)	VP-Controller approves the payouts, and forwards final payouts to CEO and COO for their approval.
11)	Once approved, VP-Controller forwards payout file to Payroll for processing.

1	THE POLICY RESIDES:

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